                                                                    EXHIBIT 11.1

                        SOFTDESK, INC. AND SUBSIDIARIES
                       COMPUTATION OF PER SHARE EARNINGS

                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                       YEAR ENDED
                                         --------------------------------------
                                         DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                             1996         1995         1994
                                         ------------ ------------ ------------
Weighted Average Number of Shares
 outstanding:
 Common Stock...........................      5,999       5,946        5,432
 Common equivalent shares resulting from
  stock options issued (treasury stock
  method)...............................        --          215          187
                                          ---------      ------       ------
    Total...............................      5,999       6,161        5,619
                                          =========      ======       ======
 Pro forma net income (loss) applicable
  to common stock.......................  $   (797)      $3,579       $2,590
                                          =========      ======       ======
 Pro forma net income (loss) per common
  share.................................  $  (0.13)      $ 0.58       $ 0.46
                                          =========      ======       ======